EXHIBIT 4.87

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*****] indicates the redacted confidential portions of this exhibit.

Execution Version

TARO PHARMACEUTICALS INC.

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INTELLIPHARMACEUTICS, CORP.

LICENCE AND SUPPLY AGREEMENT

Desvenlafaxine Extended-Release Tablets

(50 mg and 100 mg desvenlafaxine succinate)

FOR SALE IN CANADA

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LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT, made as of July 29, 2022 (the “Effective Date”) between Taro Pharmaceuticals Inc., having its offices at 130 East Road, Brampton, Ontario, Canada, L6T 1C1 (“Taro”), and Intellipharmaceutics, Corp., having its offices at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2 (“IPC”). Taro and IPC are herein sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	WHEREAS IPC is engaged in the business of developing, manufacturing and distributing various regulated pharmaceutical products;

B.	WHEREAS IPC is the owner of proprietary information including a manufacturing formula in respect of the Product (as hereinafter defined);

C.

WHEREAS Taro is engaged in, among other things, registering, marketing and distributing generic pharmaceutical products in Canada and possesses qualified marketing and distribution systems and organizations to enable it to effectively promote, market and distribute such products throughout Canada; and

D.	WHEREAS Taro wishes to purchase and IPC wishes to manufacture, license and supply the Product to Taro for the purpose of marketing, selling, and distributing the Product in Canada.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, the Parties agree as follows:

ARTICLE I - DEFINITIONS AND SCHEDULES

1.1	Definitions

The following definitions apply in this Agreement, unless the context otherwise requires:

“Active Ingredients” means the active pharmaceutical compounds from which a Product is formulated.

“ANDS” means an abbreviated new drug submission, filed with the TPD in respect of the

Product.

“API” means the Active Ingredient Desvenlafaxine Succinate.

“Affiliate” of a Party means any Person, directly or indirectly, through one or more intermediaries, controlled by, controlling, or under common control with such Party and “control” means (i) directly or indirectly, of the power to direct the management or policies of an entity, whether through direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of a corporation, or more than a fifty percent (50%) interest in the income of a Person, or (ii) such other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) of the other organization or entity or by contract relating to voting rights or corporate governance, or otherwise.

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“Agreement” means this Agreement including all schedules and appendices to this Agreement, as amended or supplemented from time to time in accordance with its provisions, and the expressions “hereof”, “herein”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular or other portion of this Agreement.

“Applicable Laws” means any domestic or foreign statutes, laws, codes, regulations, regulatory policies, practices, rules or guidelines, ordinances, judgments, orders, rulings or decisions of any Governmental Authority, in each case binding on or applicable to the Person, the Product or the subject matter referred to in the context in which the term is used.

“Approvals” means any approvals, licences, permits, authorizations, consents, certificates, qualifications, registrations, exemptions, waivers, filings, grants, notifications, privileges, entitlements, rights, orders, judgments, rulings, and directives issued by, obtained from or required by any Governmental Authority.

“Authorized Generic” or “AG Product” means an identical formulation of the Canadian Reference Product that is sold under its generic name by a third party under licensing granted by the manufacturer of the Canadian Reference Drug.

“Canadian Reference Product” means Pristiq® brand tablets, as sold as at the Effective

Date in the Territory by Pfizer Canada Inc. in strengths of 50 mg and 100 mg.

“Competing Product” means any pharmaceutical product that is (A) a generic product containing an identical formulation to the Canadian Reference Product approved by way of an ANDS (excluding the Product subject to this Agreement), (B) the Canadian Reference Product, or (C) an AG Product.

“Consents” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, and other permits and approvals obtained from or required by any Third Party other than a Governmental Authority.

“DIN” means the drug identification number assigned by the Health Canada Therapeutics

Product Directorate (TPD) to the Product, including DIN 02469847 for 50mg and DIN

02469855 for 100mg.

“Dispute” has the meaning given to such term in Section 21.4.

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“Dossier” means (i) Product filing and approval with Health Canada, including without limitation, product monograph, labelling, chemistry manufacturing controls documents, safety and efficacy study documents as applicable to the Product (“Product Data”) and (ii) other technical information and data which are or will be created or compiled by IPC and its Affiliates and which are necessary or beneficial for obtaining and maintaining Marketing Approvals for the marketing, distribution and sale of the Product in the Territory.

“Establishment License” means the license required in the Territory to undertake the fabrication, packaging/labelling, importation, distribution, wholesale and testing of the raw materials and finished Product.

“Good Manufacturing Practices” or “GMPs” means the Good Manufacturing Practices regulatory requirements of Health Canada as set out in Applicable Laws and Health Canada guidance or policy documents, as amended from time to time.

“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government including Health Canada.

“Health Canada” means the Governmental Authority having jurisdiction in the Territory over the approval, registration, fabrication, processing, testing, packaging, labelling, importing, storage, wholesaling, distribution, sale and marketing of prescription drug products as well as any successor agency and its divisions, including the TPD.

“Launch Date” means the initial date, to be determined by Taro following the issuance to Taro of the Marketing Approvals, on which Taro will start to distribute, market and sell the Product in the Territory which shall not be later than three (3) months from the date of receipt of Taro’s Marketing Approvals from the TPD and subject to receipt of sufficient Launch Quantities of the Product from IPC to enable launch.

“Launch Quantity” means the quantity of the Product under the first Purchase Order issued by Taro to IPC pursuant to Section 5.2 of this Agreement.

”IPC IP” means all intellectual property rights related to the Product which are owned by, controlled by or licensed to IPC, other than Taro Trade Marks, including any Product Patents, Product Appearance, Product Know-How and copyrights and any applications for the registration and protection of any of the foregoing.

“Marketing Approvals” means any and all Approvals required for the marketing, distribution and sale of the Product in the Territory, and includes the NOC and DIN.

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“NOA” means a notice of allegation served pursuant to Section 5 of the Canadian Patented

Medicines (Notice of Compliance) Regulations.

“NOC” means a Notice of Compliance issued by TPD in respect of the Product.

“Person” means any natural person, firm, corporation, company, whether of limited or unlimited liability, public company, joint venture, general or limited partnership, trust, association or other entity whatsoever.

“Private Label” means the sale by Third Parties of the Product under the brand name of a pharmacy, pharmacy chain, pharmacy distributor or associated company.

“Product”  means,  as  the  case  may  be  in  the  context  in  which  the  term  is  used, (i) a formulation of a product identical to the Canadian Reference Product in size, shape, color and bio-equivalence in 50 mg and 100 mg strengths, using the knowledge, expertise and know-how developed by IPC, and/or (ii) the finished packaged dosage forms of the generic prescription pharmaceutical product listed in Schedule “A”, which is to be supplied by IPC to Taro and distributed, marketed and sold by Taro in the Territory under the terms of this Agreement.

“Product Appearance” means the appearance of the Product including the design, size, shape, colour and trade dress of the Product, but excluding any Taro Trade Mark contained thereon, the whole as more fully described in Schedule D.

”Product Know-How” means the Product, Product Data and all know-how, knowledge, expertise, trade secrets, manufacturing, formulation, mixing, production and testing procedures known or licensed to, or in the possession of IPC, whether generally known to others or not, relating to the formulation, manufacturing, packaging, labelling or testing of the Product, including, without limitation:

(i)	characteristics, selection of properties and data relating to materials, such as excipients, used or useful in the manufacturing, packaging, labelling or testing of the Product;

(ii)	techniques, equipment and methods used or useful in the manufacturing and testing of the Product;

(iii)	equipment and data relating to the manufacturing and testing of the Product; and

(iv)

all in vivo or clinical, pharmacology, toxicology, safety and efficacy data, formulary submissions, pharmaco-economic data, and other such information useful or required in preparing applications for or obtaining or maintaining Approvals.

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“Taro Trade Marks” means the trademarks, service marks, logos, designs and drawings, trade names and corporate names, whether registered or not, which Taro may use from time to time in association with the Product including, but not limited to, the trade marks set forth in Schedule “B”, as amended by Taro from time to time.

“Specifications” means the formulae, technical information, quality control testing standards, test methods and testing data of the Product, as amended from time to time, and as approved by Health Canada for the Product.

“Supply Price” means the applicable Product supply price set out in Schedule “C” of this

Agreement.

“TPD” means the Therapeutic Products Directorate of Health Canada or any replacement or successor authority with jurisdiction over the manufacture, packaging, distribution, approval, marketing and sale of pharmaceuticals in the Territory.

“Term” has the meaning set out in Section 12.1.

“Territory” means Canada, including all of its provinces and territories.

“Third Party” means any Person other than IPC, Taro and their respective Affiliates.

1.2	Schedules

The following schedules form part of and are incorporated in this Agreement:

Schedule “A” -	Product
Schedule “B” -	Taro Trade Marks

Schedule “C” -	Product Supply Price & Minimum Order Quantities

Schedule “D” -	Product Appearance Details (Trade Dress)

1.3	Appendices

The following appendices form part of and are incorporated in this Agreement:

Appendix I -	Quality Agreement

Appendix II -	Pharmacovigilance Agreement

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 ARTICLE II - GRANT OF LICENSE TO TARO

2.1	Exclusive Licence

Subject to the terms and conditions of this Agreement, IPC hereby grants Taro and its Affiliates an exclusive and sub-licensable licence (i) to promote, market, distribute, offer for sale and sell the Product in the Territory; (ii) to use the IPC IP in connection with the activities authorized in this Section 2.1, and (iii) to reference IPC Dossier filed with Health Canada for the purpose of supporting its activities authorized in this Section 2.1 (collectively, the “License”). For greater certainty, it is confirmed that the License herein granted is an exclusive license which gives Taro the right to exercise the License to the exclusion of all Persons including IPC and Affiliates during the Term of this Agreement.

2.2	Right to Sub-License

The License is sublicensable in whole or in part, to Taro’s Affiliates and Third Parties in accordance with the terms of this Agreement. The granting of sublicenses to Taro’s Affiliates, including for the purpose of a Private Label, shall be at Taro’s sole and exclusive discretion and the granting of sublicenses to non-Affiliates shall be subject to the consent of IPC which shall not be unreasonably withheld, conditioned or delayed. For clarity, such consent shall be deemed to have been given by IPC, if IPC does not revert with its consent and/or objection within [*****] of Taro making such request for sub-license to non- Affiliates.

2.3	Reserved Right

Taro agrees not to intentionally or knowingly sell or distribute the Product outside the Territory and not to supply Product to distributors if Taro knows that those distributors may sell the Product outside the Territory.

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2.4	Licensing Fee

In consideration of the License and other rights granted by IPC to Taro pursuant to the terms hereof, Taro shall pay to IPC a one-time, non-refundable Licensing Fee as per the following milestones, upon receipt of an invoice, subject to the occurrence of the identified events, it being understood that such payments are due only once in respect of each milestone event actually achieved:

Event #	Event	Milestone in CAD $	Timing of Payment
1	[*****]	[*****]	[*****]
2	[*****]	[*****]	[*****]
3.	[*****]	[*****]	[*****]
4.	[*****]	[*****]	[*****]

ARTICLE III - PRODUCT DEVELOPMENT AND REGULATORY FILINGS BY IPC

3.1	Product Development

IPC acknowledges and confirms that it has conducted the development of the Product in conformity with Applicable Laws including current TPD requirements and all applicable guidelines including those prescribed by current TPD, the International Conference on Harmonization and the United States Pharmacopeia Guidelines.

3.2	Regulatory Filings

(a)

IPC acknowledges and confirms that it has received the NOC and the DIN of the Product from Health Canada, which will be sufficient to enable Taro to obtain all Marketing Approvals required for the marketing, distribution and sale of the Product in the Territory to be granted by Health Canada.

(b)

Upon the execution of this Agreement, IPC shall send a letter to Health Canada authorizing Taro to cross-license IPC’s Dossier filed with Health Canada in order for Taro to obtain its own Marketing Approvals which shall authorize Taro to market, distribute and sell the Product in the Territory. IPC shall make changes to the IPC Product Dossier filed with Health Canada if and whenever necessary. A copy of any labelling change shall be provided to Taro without delay.

IPC recognizes the necessity for Taro’s Marketing Approvals of the Product to be obtained as soon as possible, and will use its best efforts to enable Taro to obtain the Marketing Approvals.

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3.3	Drug Establishment License and GMP documents required.

IPC hereby agrees to provide any and all information, documents and assistance required to permit Taro to add IPC or its manufacturers to the Taro Drug Establishment License (“DEL”) in Canada.

3.4	Pharmacovigilance

Taro shall be responsible for fulfilling its pharmacovigilance obligations arising from its marketing of the Product in the Territory and the parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and each party shall be solely responsible for costs relating to its respective pharmacovigilance responsibilities, unless agreed otherwise by the parties in writing. The parties will enter into a Pharmacovigilance (PV) Agreement within sixty (60) days upon execution of this Agreement.

ARTICLE IV - SUPPLY OF PRODUCT

4.1	Exclusive Arrangements

(a)

Subject to the terms and conditions of this Agreement, including Sections 4.3, 5.5 and 12.3(d), IPC shall supply Product exclusively to Taro or its designated Third Party during the Term, and Taro shall purchase all of its requirements for Product for sale and distribution in the Territory during the Term exclusively from IPC. The foregoing exclusivity shall apply without condition in the first [*****] after the Launch Date and shall continue subject to Taro securing and maintaining at least [*****] market share in units as defined by IQVIA data (generally known as IMS data) throughout the remainder of the Term.

(b)

Non-Compete. During the Term, neither Party and its Affiliates shall negotiate or agree to, (i) develop, file for Regulatory Approval, acquire, license, or manufacture anywhere for use in the Territory, or (ii) market or otherwise commercialize in the Territory, any Competing Product, either alone or with a Third Party.

4.2	Manufacturing by IPC

(a)

 Subject to the terms and conditions of this Agreement, IPC shall furnish all labour, equipment, facilities, Active Ingredients, raw materials and other ingredients and supplies necessary to manufacture, test, label, package and supply the Product in accordance with the Specifications and Good Manufacturing Practices. Without limiting the foregoing, IPC shall analyse the Product for quality control, test the Product, store the Product, label and package the Product and deliver the Product in accordance with Taro’s instructions.

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(b)

 Within no later than sixty (60) days of the execution of this Agreement, the Parties agree to enter into a Technical Quality Agreement governing the quality aspects of the Product (the “Quality Agreement”). Upon execution, the Quality Agreement shall become part of this Agreement and the Parties will comply with the obligations contained therein. Notwithstanding the Parties’ commitment to collaborate in order to ensure that the terms of the Quality Agreement and this Agreement do not conflict with one another, in the event of any conflict or inconsistency between this Agreement and the Quality Agreement, the Quality Agreement will take precedence in the event of conflict or inconsistency insofar as quality-related matters are concerned, while this Agreement will prevail in the event of conflict or inconsistency on all other matters.

4.3	Back-Up Manufacturing by an Alternate Manufacturing Site

IPC shall ensure undisrupted supply of the Product to Taro during the Term of the Agreement.  In the event that IPC shall have any reason to believe it will be unable to supply the Product to Taro within the delivery date pursuant to a confirmed Purchase Order, IPC shall promptly notify Taro thereof. If IPC has any reason to believe that it may be unable to ensure undisrupted supply from its manufacturing facility, IPC shall, in addition to the remedies available to Taro under Section 5.5, within [*****] of becoming aware of such supply issue, identify and have an alternate manufacturing facility qualified and approved by the TPD (under the ANDS and any other required Approvals) for the manufacturing of the Product for sale and distribution in the Territory at its own cost, and use such alternate manufacturing facility to ensure undisrupted supply of the Product to

4.4	Launch Date

Taro shall determine the Launch Date for the Product upon receipt of its Marketing Approvals.  Subject to the receipt of all necessary Marketing Approvals by Taro and the availability of sufficient Product for sale, Taro shall launch the Product no later than [*****] from Taro’s receipt of the Marketing Approvals (the “Target Launch Date”).

In the event that Taro fails to launch the Product by the Target Launch Date, the parties shall discuss the reasons and any correction plan. If the parties determine that the failure to Launch by the Target Launch Date would make the commercialization of the Product commercially unviable, IPC shall have the right to terminate this Agreement with a [*****] prior written notice.

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4.5	Market Price

Taro shall, have sole and absolute discretion over the terms and conditions of the sale of the Product. Without limiting the generality of the foregoing, Taro shall, subject to Applicable Law and any commitments contained in agreements with Third Party payers which are binding on generic pharmaceutical companies, have sole and absolute discretion over the price(s) for the Product and any pricing, discount and trade allowances as well as credit policies for its customers and shall be responsible for all costs and credit risks associated with the sale and shipment of the Product to customers, including shipping and insurance costs, risks of its customers’ credit and debt collection for any and all Product purchases made by its customers. Taro shall be responsible for its customers’ Product order processing, tracking and fulfillment and processing of returns of the Product.

ARTICLE V - FORECASTS AND DELIVERY

5.1	Taro’s Forecasts

Prior to the Launch Date, Taro shall provide IPC with a written monthly estimate as to the quantity of the Product that Taro wishes to have delivered to it during the following twelve (12) months. Prior to the end of each calendar quarter following the Launch Date, Taro shall update its prior twelve (12) month estimate and add an estimate for the next three months immediately thereafter (each a “Forecast”), so that IPC shall receive quarterly, a twelve (12) month estimate of the quantity of Product Taro wishes to receive. [*****] of such estimate shall be binding on both parties. The remaining estimate period shall not be a binding commitment on the part of Taro to order Product in the quantities specified in such estimates, but shall be provided for the purpose of enabling IPC to schedule the use of its designated facility to meet Taro’s estimated requirements for the Product.

5.2	Purchase Orders for Product

(a)

Taro shall place firm written purchase orders (“Purchase Orders” or “POs”) for the Product, in the minimum order quantities set out in Schedule B, on Taro’s standard purchase order form and shall specify a delivery date not less than ninety (90) days from the date of the order.  IPC shall confirm acceptance of all Purchase Orders from Taro in writing or electronically within five (5) business days of receipt and IPC shall fill all such purchase orders in accordance with and subject to the purchase orders and the terms of this Agreement. IPC shall accept a Product Purchase Order as long as such Purchase Order is within [*****] of the binding portions of the applicable Forecast. IPC agrees to use commercially reasonable efforts to manufacture and supply any quantity of Product ordered in excess of [*****] of the binding portions of the applicable Forecast. Further, IPC at its own discretion and within [*****] may accept or reject any Product ordered in excess of [*****] of the binding portions of the applicable forecast. If IPC is unable to supply such excess demand, it is not considered as a material supply breach and IPC shall not be liable for any supply penalties.

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(b)

The supply of the Product by IPC shall be subject to and governed by the terms and conditions of this Agreement. None of the terms and conditions set forth on any Purchase Order, invoice or the like shall change or modify the provisions of this Agreement unless it is signed and delivered by authorized representatives of both Parties and it clearly indicates by specific reference to this Agreement that the Parties intended to vary its provisions.

5.3	Delivery Terms, Risk of Loss, Title

IPC shall sell and deliver the Product [*****]. Taro shall, subject to the terms of this Agreement thereafter [*****]. Except for any non- conforming Product, good and marketable title to Product, free and clear of all liens, claims, security interests, pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind, will be transferred to Taro upon delivery of the Product to Taro’s carrier at IPC’s manufacturing facility.

5.4	Non-Conforming Product

All Product delivered to Taro under this Agreement shall have an expiry date, as at the date of receipt and acceptance by Taro, which is not less than [*****] of the total shelf life set out in the Specifications. IPC shall use commercially reasonable efforts to deliver Product to Taro in order to maximize the remaining shelf life when delivered to Taro. Any Product which is non-conforming to the Specifications shall be returned by Taro to IPC at IPC's expense in accordance with and subject to Section 9.2 of this Agreement. [*****] At all times title to all such non-conforming Product and any waste associated therewith shall remain with IPC.

5.5	Back Orders

Where Taro has placed an order for Product in accordance with this Article V and such Product is not delivered to Taro on a timely basis (for reasons other than Force Majeure) and is back-ordered for a period in excess of [*****], if Taro incurs customer fines or penalties as a result, Taro will provide to IPC proof thereof which shall only include identity of the customer, and the amount of the Customer Penalty (as defined below) that has been paid by Taro, and IPC shall reimburse Taro for (A) and (B) [*****] (each of (A) and (B) “Customer Penalties”).

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ARTICLE VI - SUPPLY PRICE AND PAYMENT

6.1	Supply Price

(a)

For Product delivered by IPC in accordance with this Agreement, Taro shall pay to IPC the applicable Supply Price. [*****]. The Supply Price shall not be changed for the initial [*****] commencing from the Launch Date.

(b)	[*****]

(c)	[*****]

6.2	Payment Terms

Taro shall, in accordance with and subject to the terms of this Agreement including Section 9.2, pay IPC the total Supply Price for the Product as follows:

(a)	[*****].

(b)	[*****].

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(c)	[*****].

(d)	[*****].

6.3	Expired Product Returns

Provided that the Product meets the minimum shelf life requirement set out in Section 5.4, the Specifications and other warranties given by IPC under Section 10.2 of this Agreement, Taro shall be responsible for all returned expired Product which Taro will destroy at its cost.

ARTICLE VII - INTELLECTUAL PROPERTY AND LABELLING

7.1	Canadian Patent Review

Each of Taro and IPC agree to inform each other of any patents which it is, or becomes, aware of that may potentially constitute an obstacle to the marketing, distribution and sale of the Product in the Territory and IPC shall work with Taro, as necessary, to take any reasonable steps to endeavour to avoid the likelihood of any patent infringement in the Territory. It is acknowledged that the terms of Article XI which deal with indemnification matters shall govern in the event of a patent infringement claim.

Taro and IPC shall both retain the right to control (i.e., to take actions and make decisions) any litigation instituted by a third party relating to claims of infringement of patents against either Party or their respective affiliates, during the Term relating to the Product. Taro and IPC shall fully cooperate and collaborate with each other in the defense of any such suit and IPC shall be responsible for any legal expenses relating thereto. Without limiting the foregoing, in the event that either party, as part of any settlement agreement or other agreement with any third party with respect to the commercialization of the Product in the Territory, receives any settlement proceeds from such third party, such settlement proceeds shall be applied, first, to pay or reimburse IPC for all legal expenses incurred in connection with the related litigation and, second, any remaining settlement proceeds shall be applied to compensate Taro for any lost revenue after deducting the cost of goods and any expired or shorted inventory as a result of the litigation.

7.2	Use of Taro Trade Marks

(a)

Taro may use one or more Taro Trade Marks on the Product and related promotional materials. Any such use shall be in accordance with this Agreement and Applicable Laws and shall enure to the benefit of Taro along with any goodwill. Taro shall retain ownership and control of the entire right, title and interest in and to the Taro Trade Marks and Taro shall, where it deems necessary and at its cost and expense, register or maintain, or cause to have registered or maintained, the Taro Trade Marks in the Territory.

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(b)

Subject to the terms and conditions of this Agreement, Taro hereby grants to IPC the limited right to use, without charge, the Taro Trade Marks solely in relation to the packaging and labelling of the Product including all printed materials and package inserts. Nothing in this Agreement shall give IPC any right to use any Taro Trade Mark or trade name except on the Product packaging and labelling supplied to Taro under this Agreement, and IPC shall not obtain any right, title or interest in or to any Taro Trade Mark by virtue of this Agreement or its performance of services under this Agreement. IPC acknowledges the validity of the Taro Trade Marks and covenants that it shall not directly or indirectly challenge the validity or the right, title and interest of Taro or its Affiliates in and to the Taro Trade Marks and further acknowledges that use of the Taro Trade Marks shall only be done pursuant to the terms of this Agreement and shall be subject to Taro’s approval and control. Upon expiration or termination of this Agreement for whatsoever reason, IPC shall have no right to use the Taro Trade Marks for any purpose.

(c)

Each of the Parties agrees that while this Agreement is in effect or following its expiration or termination for any reason, if any right, title or interest in or to the Taro Trade Marks becomes vested in IPC, by reason of law or otherwise by reason of this Agreement, IPC shall hold the same in trust for Taro, or its Affiliates and shall, at the request of Taro or its Affiliates, forthwith unconditionally assign any such right, title or interest to Taro or its Affiliates.

(d)	Additionally, IPC shall not, shall cause its Affiliates not to, and shall not authorize or permit any Third Party to:

(i)	use, reproduce or display the Taro Trade Marks in any manner other than as expressly permitted in this Agreement, in connection with any product or service other than the Products;

(ii)	alter, remove or tamper with the Taro Trade Marks, or other means of identification used on or in relation to the Products;

(iii)	use the Taro Trade Marks in any way which might prejudice its distinctiveness or validity or the goodwill of Taro or its Affiliates;

(iv)	use in relation to the Products any trademarks, tradename or logos other than the those provided by Taro, without obtaining the prior written consent of Taro;

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(v)

modify any Taro Trade Marks, including by varying the presentation, color, typeface, orientation or other aspect of the Taro Trade Marks from the manner in which each such Taro Trade Mark is presented by Taro, without the prior written consent of Taro;

(vi)	take any action that could reasonably be expected to dilute or adversely affect Taro’s rights in or the enforceability of the Taro Trade Marks or the goodwill appurtenant thereto;

(vii)

do, or authorize any Third Party to do, any act which would or might invalidate or be inconsistent with any intellectual property of Taro or its Affiliates, and shall not omit or authorize any Third Party to omit to do any act which, by its omission, would have that effect or character; or

(viii)	register any domain name involving the trademarks, and/or otherwise related with Products without Taro’s prior written consent.

(e)

Taro shall upon any infringement of any Taro Trade Marks by Third Parties, at its own expense to maintain the Taro Trade Marks and protect them from acts of infringement by Third Parties. IPC shall notify Taro of any trademark infringement of which it has knowledge and will give Taro all necessary support to protect such infringement within the Territory. Therefore, if it is necessary, due to local legislation that IPC institutes that proceedings or is party to a lawsuit as defendant, Taro will meet the costs provided expenditure is incurred by IPC but subject to prior written approval from Taro. Taro shall have the right to appoint the attorneys that will represent IPC in the proceedings and shall also have the right to supervise and instruct such attorneys with respect to such proceedings.

ARTICLE VIII - PRODUCT MARKING, LABELLING AND PROMOTION

8.1	Product Marking

The Product shall be marked with such Taro Trade Marks or other trademarks as Taro shall determine and IPC will be notified accordingly.

8.2	Taro Label Design

The Product to be marketed by Taro, and all artwork for labelling and packaging (including package inserts), advertising and promotional material, shall be developed and exclusively owned by Taro at Taro's cost of development and featuring such Taro Trade Marks as designated by Taro. IPC shall provide all technical Specifications required by Taro for label design to Taro within [*****] of the date of such request by Taro and thereafter immediately upon any change in such Specifications. In the event that Taro requests new and/or additional label designs for the Product after receipt of the Marketing Approvals, Taro shall inform IPC at least [*****] prior to any change and IPC shall deliver Product with the new and/or additional label designs to Taro. To the extent that IPC is unable to use the outstanding inventory due to the change of label designs, Taro shall pay the cost of remaining inventory in stock for no more than six (6) months with IPC.

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8.3	Supply of Labels and Printed Materials

IPC shall furnish all labelling and packaging (including package inserts and printed materials) required by Taro for the distribution, marketing and sale of the Product in the Territory in conformance with Taro’s instructions. [*****].

8.4	Promotion by Taro

(a)

Except as otherwise expressly provided for herein, Taro shall be responsible for all sales, marketing and distribution expenses, including all advertising and promotional materials, relating to the distribution, marketing and sale of the Product by Taro in the Territory. All advertising and promotional materials developed by Taro shall comply with Applicable Laws in the Territory.

(b)

For greater certainty, Taro shall be responsible for all customer transactions involving the sale of the Product by it in the Territory, including establishing the pricing for the Product, the collection of accounts receivable and any customer credit risk.

8.5	Further Obligations of IPC. During the Term, IPC shall

(a)

promptly notify Taro of any comments, responses or notices received from Health Canada, or other applicable regulatory authorities, which relate to or may impact the Product or the manufacture or commercialization of the Product. At its own cost, IPC shall obtain and maintain any and all Approvals with respect to the manufacture and supply of the Product;

(b)

provide ongoing technical support to Taro in responding to any Product inquiries, and Product complaints and adverse experience reports within the time required by law or regulation, and in evaluating the need for recall; and

(c)	reasonably cooperate with Taro in its commercialization activities by, among other things, supplying pertinent Product documentation as requested.

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ARTICLE IX - TESTING AND INSPECTION OF PRODUCT

9.1	Delivery of Specifications

A copy of the specifications for the Product shall be included in the Quality Agreement and a Certificate of Analysis (CoA) and a Certificate of Compliance of the Product manufactured shall accompany all Purchase Orders delivered to Taro.

9.2	Tests and Assays

(a)

Prior to each shipment of Product to Taro, IPC shall be responsible for all sampling and quality control testing of the Product in accordance with the methods of analysis set forth in the Specifications required to determine whether the Product conforms to the Specifications. [*****].

(b)

Taro shall also have a period of [*****] following its receipt of Product to notify IPC by sending a written notice (a “Rejection Notice”) of any defect in packaging or labelling or any shortage in count reasonably determinable through a visual inspection made with reasonable care by or on behalf of Taro. For defects not discovered by Taro in such inspection, which shall be considered as latent defects that are attributable to the manufacture, handling, or storage of the Product before Taro’s receipt of the Product, Taro shall have the right to send a Rejection Notice to IPC within [*****] after it becomes aware of such latent defect.

(c)

IPC shall notify Taro as promptly as reasonably possible, but in any event within [*****] after receipt of a Rejection Notice, whether it accepts the assertions of nonconformity made by or on behalf of Taro. If IPC does not so notify Taro within [*****] of IPC’s receipt of the product samples as to whether or not it agrees with the basis of Taro’s rejection, IPC shall be deemed to be in agreement therewith. If Taro delivers a Rejection Notice in respect of all or any part of a shipment of Product, then IPC and Taro shall have [*****] from the date of IPC’s receipt of such notice to resolve any dispute regarding whether all or any part of such shipment of Product fails to conform with the Specifications therefore or is otherwise defective.

(d)

Any dispute arising out of the Rejection Notice not resolved in the timeframes set forth herein will be submitted to an independent, reputable laboratory acceptable to both Parties, which shall carry out analyses with respect to the Product using the methods of analysis in the Specifications. In the event the Parties are unable to designate a reputable laboratory acceptable to both of them within [*****] of receipt by IPC of Taro’s written notification, the matter will be deemed to be a Dispute to be resolved in accordance with the terms of Section 21.4. The results obtained by such independent laboratory shall be binding upon the Parties for purposes of this Agreement and the costs of such tests shall be borne by the Party whose test results are not upheld by such independent laboratory testing.

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(e)

In the event it is determined that Product shipped by IPC to Taro does not conform to the Specifications, IPC shall, at Taro’s discretion, either (i) reimburse Taro forthwith for the Supply Price and shipping, storage and insurance costs of the Product; or (ii) replace the non-conforming Product with replacement Product that conforms to the Specifications without any cost [*****] charged to Taro as soon as possible but in any event within [*****] from the date that it is determined that such Product is non-conforming any Product destruction will be at IPC’s cost.

(f)

In the event it is determined that Product shipped by IPC to Taro conforms to the Specifications, Taro shall accept the Product in question and Taro shall pay for the same within [*****], if not already paid.

9.3	On-Going Stability Testing

IPC shall also be responsible for conducting on-going stability testing on commercial batches of the Product, including the establishment and support of expiration dating, in accordance with GMPs and Applicable Laws in the Territory. [*****].

9.4	Retain Samples

IPC shall take a sample of each lot or batch of Product manufactured and/or packaged by it hereunder. Such samples shall be in an amount sufficient to determine that such lot or batch conforms to the Specifications and shall be retained by IPC for a period of [*****] after the expiry date of the Product.

9.5	Product Investigations

IPC is responsible for conducting full quality assurance investigations per IPC’s standard operating procedures, which shall at least be reasonable and consistent with Good Manufacturing Practices, for any Product found not to conform with the Specifications.

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ARTICLE X - WARRANTIES AND COVENANTS

10.1	Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

(a)	Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)

Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c)

All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with its performance of this Agreement have been obtained.

(d)

The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.

10.2	IPC’s Warranties and Covenants

IPC hereby represents and warrants as follows to Taro:

(a)

IPC owns and shall maintain sole ownership of its entire right, title and interest in and to the IPC IP, and IPC’s right, title and interest in and to the IPC IP is sufficient to perform its obligations hereunder; there are no pending or threatened actions challenging IPC’s inventorship, ownership, or right to use the IPC IP.

(b)

neither (a) the manufacturing of the Product nor (b) the marketing, promotion, storing, warehousing, distribution, selling, importing, exporting and/or otherwise commercializing the Product in the Territory, will infringe any third party Intellectual Property rights;

(c)

as the Effective Date and during the Term, IPC or its Affiliates have not granted and will not grant any rights to, or take any action that would impose or result in a lien, charge or encumbrance of the IPC IP or the Product that conflict with the rights granted to Taro hereunder, and no third party has, or will have, a right under the IPC IP to commercialize the Product in the Territory. Further, IPC covenants that it will not assign, transfer, convey or otherwise grant to any person any rights to any IPC IP or the Product in any manner that conflicts with licenses granted to Taro in the Territory;

(d)

IPC shall maintain in effect and good standing all required Approvals and Consents regarding the use of its designated facility to manufacture, test, label, package, store and, if required, export the Product;

(e)

IPC shall maintain in effect and good standing all required Approvals and capacity regarding the Product and the use of its designated facility to manufacture, test, label, package, store and, if applicable, export the Product, including without limitation (i) the Approval(s) issued to it by the TPD with respect to the maintenance of Good Manufacturing Practices, and (ii) the drug master file(s) in respect of raw materials and ingredients used in the formulation of the Product;

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(f)

IPC has the full title to and the right, power and authority to deliver the regulatory documentation for the Product sufficient to enable Taro to obtain all Marketing Approvals required for the marketing, distribution and sale of the Product in the Territory to be granted by Health Canada; and is not aware of any facts or circumstances that any part of the regulatory documentation is subject to any restriction, covenant or license or obligation (other than this Agreement) or judicial or administrative order of any kind;

(g)

IPC has not received any written notice from any governmental authority in the Territory with respect to any actual or alleged violation and/or failure to comply with any applicable law as related to the Product and there has not been any documents or correspondences with the government authority in the Territory related to the Product that will prevent the development, licensing, manufacturing, supply or commercialization of the Product;

(h)

IPC shall manufacture, test, label, package, store and ship all Product in accordance with (i) applicable Specifications, (ii) Good Manufacturing Practices, (iii) required Approvals, (iv) Applicable Laws and (v) otherwise in accordance with all product manufacturing requirements including the Quality Agreement;

(i)

Each of the Products supplied by it to Taro pursuant to this Agreement shall meet and be capable of maintaining the purity, potency and other product characteristics, as contained in its Specifications and Product Approvals, until the expiration date for the Product;

(j)

The Active Ingredients, excipients, raw materials and Product shall meet all of the applicable Specifications and shall be free from defects including inherent defects, misbranding, adulteration and defects in manufacture, materials or composition; The Product supplied to Taro will only be manufactured using components purchased from vendors approved by Health Canada and listed in the Marketing Approvals of the Product;

(k)

IPC will make no changes in the raw materials, packaging components or in the supplier thereof, or changes to the Production facility that will impact a Product or any Approval without the prior written notice to Taro;

(l)	IPC will use its best efforts in performing its obligations under this Agreement within the timelines therein set out;

(m)

IPC shall comply with all Applicable Laws in respect of the transportation and disposal of non-conforming Product, Active Ingredients, raw materials and all other wastes generated from the manufacture, testing, labelling, packaging and exporting of the Product; and

(n)

IPC now has in effect and shall maintain in good standing throughout the term of this Agreement, comprehensive liability insurance, including product liability and product recall insurance, in the amount of [*****] per occurrence from a reputable and financially secure insurance carrier licensed to do business in the Territory, to cover any liability or obligation arising under or related to IPC’s performance of its obligations under this Agreement.

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10.3	T aro’s Warranties and Covenants

Taro hereby represents and warrants to IPC as follows:

(a)

Upon obtaining the Marketing Approvals, Taro shall maintain in effect all required Marketing Approvals regarding the Product and shall store, distribute, market and sell Product in accordance with all such Marketing Approvals, Applicable Laws and Good Manufacturing Practices; and

(b)

Taro shall, through the Term of this Agreement, carry and keep in force comprehensive liability insurance, including product liability insurance, in the amount of [*****] per occurrence (through commercially placed insurance, self-insurance or a combination of self-insurance and commercially placed insurance) in such form, amount and effect to fulfill its obligations under this Agreement.

(c)

Taro warrants and agrees to use commercially reasonable efforts to sell the Product by, among other things, at all times maintaining staffing and sales personnel; not using the Product as a “loss leader” to sell other of Taro’s products.

ARTICLE XI - INDEMNIFICATION, RECALLS

NON-CONFORMING PRODUCTS, ADVERSE DRUG REACTIONS

11.1	Indemnity to Taro

IPC shall defend, indemnify and hold Taro, its Affiliates and their respective shareholders, officers, directors, employees and agents (collectively the “Taro Indemnitees”) harmless from and against any and all costs, claims, expenses (including, reasonable attorneys’ fees and costs of litigation, regardless of outcome and costs of clean-up, remediation or restoration), liabilities and damages arising from or relating to any claim, action or proceeding made by or brought by a Third Party with respect to or arising out of:

(a)	the Product (including without limitation, the manufacture, testing, storage, packaging and shipment of the Product), any inherent defects in the Product and recall of the Product attributable to IPC;

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(b)

IPC’s material breach of any of its representations, warranties, undertaking, obligations, acknowledgments or covenants set forth in Sections 10.1 or 10. 2 or material breach of any other provision of this Agreement by IPC;

(c)	IPC’s storage, transportation, or disposal of non-conforming Product, Active Ingredients, raw materials or other wastes pursuant to this Agreement;

(d)	the negligence, fraud, wilful misconduct, or failure to comply with Applicable Law on the part of any IPC Indemnitee (as defined below),

(e)	actual or claimed infringement of any third party intellectual property rights in the Territory, or

(f)	Taro’s use of IPC IP in the commercialization of a Product.

Notwithstanding the foregoing, IPC shall have no obligation to indemnify any of the Taro Indemnitees under this Section 11.1 if any of the costs, claims, expenses, liabilities or damages referred to above arise from the gross negligence, recklessness or intentional acts of any of the Taro Indemnitees or to the extent such costs, claims, expenses, liabilities or damages give rise to an indemnification claim of IPC under Section 11.2 below.

11.2	Indemnity to IPC

Taro shall defend, indemnify and hold IPC, its Affiliates and their respective shareholders, officers, directors, employees and agents (collectively the “IPC Indemnitees”) harmless from and against any and all costs, claims, expenses (including without limitation, reasonable attorneys’ fees and costs of litigation, regardless of outcome and costs of clean- up, remediation or restoration), liabilities and damages arising from or relating to any claim, action or proceeding made or brought by a Third Party with respect to or arising out of:

(a)	Taro’s negligence or wilful misconduct in connection with the import, storage, use, marketing, distribution, handling or sale of the Product by Taro;

(b)	Taro’s material breach of any of its warranties set forth in Section 10.1 or 10.3 or material breach of any other provision of this Agreement by Taro; or

(c)	any actual or claimed trademark infringement with respect to the Taro Trade Marks.

Notwithstanding the foregoing, Taro shall have no obligation to indemnify any of the IPC Indemnities under this Section 11.2 if any of the costs, claims, expenses, liabilities or damages referred to above arise solely from gross negligence, recklessness or intentional acts of any of the IPC Indemnitees or to the extent such costs, claims, expenses, liabilities or damages give rise to an indemnification claim of Taro under Section 11.1 above.

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11.3	Notification of Third Party Claims

The Party seeking indemnity under Section 11.1 or 11.2, as the case may be, shall promptly notify the other Party (the “Indemnifying Party”) in writing upon receipt of notice of any claim or potential claim covered under this Article XI, and shall allow the Indemnifying Party to intervene, control and handle (including settle provided it has obtained the other Party’s prior written consent) any such claim or suit at its own expense; provided that the Party seeking indemnity may also be represented in such proceedings by counsel of its choice. The Indemnifying Party shall be given adequate authority, information, and assistance and co-operation by the Party seeking indemnity for the defense of such claims.

11.4	Recalls

(a)

Taro may decide to recall the Product after consultation with IPC and notice to it. IPC shall co-operate with Taro in carrying out any recall of the Product, whether voluntarily or imposed by a Governmental Authority and, if applicable, in identifying and correcting any deficiency in the manufacture and/or packaging of the Product.

(b)

In the event of a recall of the Product (whether by Governmental Authority or otherwise) resulting solely from the manufacturing, testing, storage, handling, packaging, labelling or shipping of Product by IPC, IPC shall be responsible for the identification and correction of any deficiencies in the Product and the replacement of recalled Product including responsibility for the cost of notices, shipping and testing of the Product, as well as the manufacture, packaging, testing and shipping of replacement Product and distribution expenses up to [*****] of the selling price (the wholesale list price which may vary between provinces) and third- party recall expenses. Taro agrees to offer reasonable assistance to IPC in such an event.

(c)

In the event of a recall of the Product (whether by Governmental Authority or otherwise) resulting solely from the storage, handling, packaging, labelling or shipping of Product by Taro and its sub-licensees, Taro shall be responsible for the identification and correction of any deficiencies in the Product and the replacement of recalled Product including responsibility for the cost of notices, shipping and testing of the Product, as well as the manufacture, packaging, testing and shipping of replacement Product and distribution expenses and third-party recall expenses. IPC agrees to offer reasonable assistance to Taro in such an event.

(d)	In the event a recall is not due to either party’s act or omission as defined herein, the recall costs shall be shared by the parties equally or as otherwise mutually agreed upon by the parties.

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 ARTICLE XII - TERM AND TERMINATION

12.1	Initial Term

The initial term of this Agreement shall commence on the Effective Date and shall be in effect for a period of [*****] from the Launch Date of the Product, unless terminated earlier in accordance with the provisions hereof.

12.2	Renewal Terms

This Agreement shall be renewed automatically for additional one (1) year renewal terms (unless terminated earlier in accordance with the provisions hereof) from the date of expiry of the initial term set out in Section 12.1 or any subsequent renewed term, unless either party provides to the other with a written notice to the effect that it does not wish to renew this Agreement at least ninety (90) days prior to the expiry of the initial term or any subsequent renewal term. The initial term and all applicable renewal terms are collectively referred to as the “Term”.

12.3	Early Termination

(a)

Either Party shall have the right to terminate this Agreement if the other Party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days after receiving written notice of such breach from the non-breaching Party.

(b)	IPC may terminate this Agreement pursuant to Section 4.4.

(c)

Either Party shall also have the right to terminate this Agreement in the event the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or it files a proposal, assignment for the benefit of creditors, arrangement, composition or seeks similar relief under any bankruptcy law including the Bankruptcy and Insolvency Act and the Company’s Creditors Arrangement Act, or the other Party is in receivership, in which case termination shall be effective upon written notice to that effect.

(d)

In the event the Product is back-ordered for more than [*****] and IPC fails to qualify an alternate manufacturing site in accordance with the terms of Section 4.3 to Taro’s satisfaction, Taro shall be entitled to terminate the Agreement with [*****] written notice to IPC.

(e)

Taro shall also be entitled to terminate this Agreement if as a result of a Third Party claim (actual or threatened) alleging infringement of such Third Party’s intellectual property including any patent right or of any other nature whatsoever, Taro, acting reasonably, determines that it cannot continue to commercialize the Product in the Territory.

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12.4	Effect of Termination

(a)

Except as otherwise herein expressly set out, termination of this Agreement shall not operate to release either party from any obligation or liability incurred under this Agreement prior to or upon termination hereof.

(b)

If this Agreement is terminated by IPC pursuant to Section 12.3 (a) and 12.3 (b) , and, (i) Taro has, prior to the effective date of termination as set forth in IPC’s termination notice (the “Termination Date”), placed a firm written order for the Product and such order has not yet been delivered by IPC, and (ii) Taro provides written notice to IPC prior to the Termination Date that it does not require the order to be delivered, then Taro agrees, subject to the terms of this Agreement including Section 9.2, to be responsible for:

(i)	if the delivery date requested by Taro under the order is prior to the Termination Date, the applicable Supply Price of any finished Product already produced for the purpose of filling such order;

(ii)	if the delivery date requested by Taro under the order is on or after the Termination Date, IPC’s cost of any finished or unfinished Product manufactured for the purpose of filling such order;

(iii)

the cost of IPC’s raw materials inventory (API and excipients) required to fill any remaining portion of such order (i.e. less any raw materials that have been used or consumed in the production of any finished or unfinished Product by IPC for the purpose of filling such order and any such API or excipients that can be reasonably used to accommodate other customers or markets); and

(iv)	IPC’s cost of packaging materials for the Product (up to a maximum [*****] supply from the Termination Date, based on the then current forecast).

12.5	Continued Supply after Early Termination

Provided IPC has the capability to continue manufacturing the Product upon early termination or expiry of this Agreement for any reason, IPC shall, for a reasonable period thereafter (to be agreed upon by both Parties in writing, but if no such agreement is reached, such period shall not be greater [*****]) continue to supply Taro with any additional quantity of Product that Taro may require during such period following expiry or early termination of the Agreement. However, IPC shall not be obligated to supply the Product if the Agreement is terminated early because: (i) of a Taro uncured breach within the scope of Section 12.3(a); or (ii) of a Taro insolvency or bankruptcy within the scope of Section 12.3(c).

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12.6	Right to Claim Damages.

For greater certainty, it is acknowledged that in addition to any other right of the terminating party under the terms of this Agreement and under Applicable Laws, the terminating party maintains all of its rights to claim damages against the defaulting party, subject, however, to the terms and conditions set out in this Agreement and to the general principles of Applicable Laws governing the duties of the terminating party in such circumstances.

12.7	Limitations of Liability.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE), OR TO ANY THIRD PARTY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR MULTIPLE DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR ANY LOSS OR DAMAGE TO BUSINESS EARNINGS, ANTICIPATED SALES, ANTICIPATED OR LOST PROFITS OR GOODWILL, SUFFERED BY THE OTHER PARTY AND/OR RELATED WITH, AND/OR CONNECTED TO, THE PERFORMANCE OF THIS AGREEMENT, EVEN IF SUCH PARTY IS ADVISED OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF, SUCH DAMAGES.  FOR THE AVOIDANCE OF DOUBT, THE FOREGOING DOES NOT LIMIT ANY OF THE OBLIGATIONS OR LIABILITIES OF EITHER PARTY PURSUANT TO SECTIONS 11.1 Error! Reference source not found. AND 11.2 OR TO THE EXTENT ARISING OUT OF OR A BREACH OF ARTICLE VII (CONFIDENTIATLITY) OR XIV (CONFIDENTIALITY).

ARTICLE XIII - RECORDS AND RIGHT OF INSPECTION

13.1	Inspection by Taro

IPC shall allow Taro and/or its authorized representatives, agents or advisors, upon advance notice and once in a calendar year, to enter its facilities for the purpose of inspecting and auditing the facility where the Product is manufactured, packaged and stored, and verifying IPC’s compliance with the terms of this Agreement. If pursuant to any audit and/or inspection hereunder, Taro notifies IPC of any deviations from any Product Approvals (including NOC commitments), Specifications or Good Manufacturing Practices, then IPC shall develop a plan of action to correct such deficiencies that is acceptable to Taro and shall promptly carry out such plan at its own expense.

13.2	Inspection by TPD

IPC shall permit representatives of any Governmental Authority to inspect its facility where the Product is manufactured, packaged and stored, and shall notify Taro within three (3) days upon learning of such inspections or inquiries regarding its facilities or operations as they may pertain to the Product. IPC shall notify Taro of any deficiencies in its facilities or operations pertaining to the Product that are noted by such Governmental Authority and shall promptly comply at its own expense with any requirements that may be imposed by such Governmental Authority concerning the Product.

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ARTICLE XIV - CONFIDENTIALITY

14.1	Acknowledgment

(a)

The term “Confidential Information” includes all information treated by or on behalf of the disclosing party or its Affiliate as confidential or proprietary, including but not limited to, any formulae, data, specifications, methods, techniques, processes, procedures, work papers, concepts, strategies, components, programs, reports, studies, memoranda, correspondence, materials, manuals, records, technology, products, plans, research, service, design information, documentation, policies, pricing, billing, customer lists and leads, and any other data, information and know-how, technical or non-technical, whether written, graphic, computer- generated which relate to the disclosing party’s or its Affiliates’ products or customers or potential customers or suppliers or potential suppliers or are otherwise useful in the disclosing party’s or its Affiliates’ business, this Agreement or any addendums thereto, or any discussions and proceedings relating to any of the foregoing, and which the disclosing party desires to maintain confidential. Confidential Information includes any copies thereof. Confidential Information will be entitled to protection hereunder whether or not such information is oral or written, whether or not such information is identified as such by an appropriate stamp or marking on each document; provided however, that if Confidential Information is first orally provided, such Confidential Information is identified at the time of disclosure as Confidential Information. Therefore, each party shall safeguard the confidential and proprietary nature of the Confidential Information of the other party with at least the same degree of care as it holds its own confidential or proprietary information of like kind, which shall be no less than a reasonable degree of care. Each party agrees not to use such Confidential Information except for the purposes contemplated by this Agreement and not to disclose such Confidential Information to others (except to such of its employees and Affiliates and their employees who reasonably require same for the purposes hereof and who are bound to it by like obligations as to confidentiality and non- use) without the express written permission of the other party, except that neither party shall be prevented from using or disclosing any portion of such Confidential Information:

(i)	which such party can demonstrate by its written records was known to it from a source other than the other party or its Affiliates prior to the disclosure hereunder; or

(ii)	which is now, or becomes in the future, public knowledge other than by breach of this Section 14.1 by such party or its Affiliates; or

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(iii)	which is lawfully obtained on a non-confidential basis by such party from a Third Party who is not obligated to retain such information in confidence; or

(iv)

which is developed by the recipient party or its Affiliates independently of the disclosures made to it under this Agreement, and can be so demonstrated by the written records of the recipient party or its Affiliates.

(b)

Nothing hereunder shall be interpreted to prevent the recipient party from disclosing Confidential Information that it is ordered to disclose by a Governmental Authority, provided that the recipient party gives sufficient prior notice of such required disclosure to the other party and cooperates with and assists the other Party in seeking a protective order or other similar assurance with respect to the confidentiality of the information required to be disclosed. In such circumstances, the recipient party shall only disclose that portion of the Confidential Information which it is legally required to disclose.

(c)

The Parties agree not to disclose any terms or conditions of this Agreement (or any agreement entered into in connection herewith) to any third party without the prior consent of the other Party, except as required by applicable law. If either Party determines that it is required to file this Agreement (or any agreement entered into in connection herewith) with any governmental agency for any reason, such Party shall request confidential treatment of such portions of this Agreement (or such other agreement) as either Party hereto shall deem appropriate.

(d)

Neither Party will issue any press release or make any other public disclosure of the nature of or existence of this Agreement without the prior written consent of the other Party; provided that, either Party may make such disclosure of the nature and existence of this Agreement, in the exercise of reasonable judgment, as is legally required.

(e)	The obligations of both parties under Section 14.1 shall remain in full force and effect for ten (10) years following the expiration or termination of this Agreement.

14.2	Remedies

Each party further agrees that release of any of the other party’s Confidential Information in breach hereof, whether directly or indirectly, would cause irreparable injury to the disclosing party and the disclosing party will, in addition to any other rights and remedies the disclosing party may have at law or in equity, be entitled seek an injunction enjoining and restraining the receiving party from violating or threatening to breach this Article XIV.

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ARTICLE XV - FORCE MAJEURE

15.1	No Liability for Damages

Neither Party shall be liable in damages by reason of any delay or default in such Party’s performance under this Agreement if such default or delay is caused by events beyond such Party’s reasonable control including acts of God, order or other action of any Governmental Authority (except where such action applies only to the Party but not to any other pharmaceutical company in the Territory), war or insurrection, civil commotion, catastrophic events including earthquakes, destruction or damage of production facilities or materials by earthquake, fire, flood or storm, labour disturbances, epidemic, or failure of public utilities or common carriers directly affecting or impeding raw material or drug product procurement, manufacture or supply (as applicable) (collectively referred to as a “Force Majeure Event”). Any party invoking a Force Majeure Event, shall notify the other party within five (5) days of the Force Majeure Event commencing. The notice shall fully describe the alleged Force Majeure Event, how the event has impacted the party’s ability to perform its obligations, and the efforts the party has taken to remediate the event. The party shall also update the other party monthly of developments taken by the party to remediate the event. In no circumstance may the invoking party use generalized allegations of an event as a justification for a Force Majeure Event.

15.2	Best Efforts to Remedy

If the performance of either Party under this Agreement is delayed or suspended as a result of the occurrence of a Force Majeure Event, that Party shall notify forthwith of the nature and extent of any such delay or inability to perform, and IPC shall use its best efforts to eliminate the cause of any such delay or inability to perform. If a Force Majeure Event continues for more than sixty (60) days starting on the day the Force Majeure Event starts, either Party may terminate this Agreement by giving not less than thirty (30) days written notice to the other Party.

ARTICLE XVI - INDEPENDENT CONTRACTORS

16.1	Parties are Independent Contractors

Each Party is solely an independent contractor with respect to the other Party and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party. Accordingly, each Party agrees that it will not at any time enter into or incur, or hold itself out to any Third Party as having authority to enter into or incur, any commitments, expenses or liabilities whatsoever on behalf of the other Party. Subject to terms under this Agreement, neither Party shall, without the other Party’s prior written consent use the other Party’s name on its stationery, advertising, or the like in a manner that might suggest that either Party is the other’s principal or agent, as the case may be, or make quotations or write letters under the name or on behalf of the other Party.

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ARTICLE XVII - NOTICES

17.1	Notice

Any notice, payment, report, or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given under this Agreement shall be sufficiently given if delivered by courier or sent by prepaid telecopier or facsimile to the Party to whom such correspondence is required or permitted to be given. If sent by telecopier or other facsimile communication, any such correspondence shall be deemed to have been given on the next business day following such transmission. If delivered by courier, any such correspondence shall be deemed to have been given when delivered to the Party to whom such correspondence is given. Either Party may, by giving notice as provided in this Section 17.1, change its address for receiving such notice.

17.2	Addresses

(a)	All correspondence to IPC shall be addressed as follows:

President & CSO Intellipharmaceutics Corp. 30 Worcester Road, Toronto, ON, Canada M9W 5X2

Attention: Dr. Amina Odidi, President & CSO Fax Number: (416) 798-3007 Phone Number: (416) 798-3001 Ext. 103

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(b)	All correspondence to Taro shall be addressed as follows:

Taro Pharmaceuticals Inc. Attention: Andreas Wegner, Vice President Head of Manufacturing Brampton,130 East Drive, Brampton, Ontario L6T 1C1 Canada

With a copy to: Taro Pharmaceuticals Inc. Attention: General Counsel East Drive, Brampton, Ontario L6T 1C1 Canada Legal.contracts@taro.com

ARTICLE XVIII - ASSIGNMENT, CHANGE OF CONTROL

18.1	Assignment to Affiliates

Either Party may at its sole discretion and without approval by the other Party:

(a)	assign this Agreement or transfer its interest or any part thereof under this Agreement to any of its Affiliates; or

(b)	designate and cause any of its Affiliates to perform all or part of its obligations or to have the benefit of all or part of its rights under this Agreement.

In the event of any such assignment, transfer or designation, the assignee, transferee or designee shall assume and be bound by the provisions of this Agreement and the assigning Party shall remain solely liable with such assignee, transferee or designee for the performance of all such provisions.

18.2	Assignment to Third Parties

Except for assignments in accordance with Section 18.1 and the rights to sublicense referred to in Article II hereof, this Agreement may not be assigned to a Third Party by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In such a case, the assigning Party shall remain solely liable with the assignee for the performance of all obligations which have been assigned.

ARTICLE XIX - SURVIVAL OF TERMS

19.1	Survival

The provisions of Sections 5.4, 12.4, 12.5, and Articles IX, X, XI, XII, XIV, XIX, XX and XXI and any other provision contained herein which contemplates survival beyond termination shall survive the termination of this Agreement.

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19.2	Interpretation

The provisions of this Agreement which do not survive termination hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the Parties hereto with regard to any Dispute, which may arise under, out of, in connection with, or relating to this Agreement.

ARTICLE XX - GOVERNING LAW AND ATTORNMENT

20.1	Governing Law

This Agreement and any Dispute arising from or in relation to this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of laws rules).

ARTICLE XXI - GENERAL MATTERS

21.1	Severability

Should any part or provision of this Agreement be held unenforceable, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties.

21.2	Non-Waiver

No failure or delay on the part of either Party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right under this Agreement.

21.3	Remedies are Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and not alternative and are in addition to and not in substitution for any other rights and remedies either Party may have hereunder or under Applicable Laws.

21.4	Dispute Resolution

In the event of any dispute, claim, question, or difference arising out or relating to this Agreement (a “Dispute”), the Parties shall first use their commercially reasonable efforts to settle such Dispute. To this end, they shall consult and negotiate with each other, in good faith, to reach a just and equitable solution satisfactory to both Parties. If the Parties are unable for any reason to reach such a solution within a period of thirty (30) days after commencement of the Dispute, the Dispute may, in accordance with and subject to the provisions of the last sentence of Section 20.1, be submitted by either Party to a court of competent jurisdiction for resolution.

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21.5	Headings

The sections and other headings contained in this Agreement are solely for the convenience of reference and shall not be deemed to be part of this Agreement or to affect its meaning or interpretation. All references to “Sections” and “Articles” refer to Sections and Articles of this Agreement, unless specified otherwise.

21.6	Currency

All dollar amounts referred to in this Agreement are Canadian dollars unless specified otherwise.

21.7	Interpretation

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

21.8	Amendment

No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the Parties unless made in writing and duly executed by authorized representatives and delivered on behalf of each of the Parties.

21.9	Entire Agreement

This Agreement, together with the Schedules and Appendices, the Quality Agreement, the Pharmacovigilance Agreement and Purchase Orders represents the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations, understandings, representations, statements, letters and writings between the Parties relating thereto.

21.10	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronically), each of which once executed shall be deemed an original of this Agreement and all of which together shall constitute one and the same Agreement. Signatures provided by facsimile transmission or in Adobe Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

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21.11	Fax/E-Delivery

Delivery of an executed copy of this Agreement by the Parties by facsimile or electronic transmission will be as effective as delivery of a manually executed copy of this Agreement, provided that the Parties exchange original manually executed copies as soon as reasonably practicable. Electronically executed copies shall have the same effect as manually executed copies.

21.12	English Language

The Parties confirm that they have required that this Agreement and all ancillary agreements be drawn up in the English language/ Les parties aux présentes confirment qu’elles ont exigé que cette convention ainsi que toute autre convention y afférente soient rédigées en langue anglaise.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Taro Pharmaceuticals Inc.

By:	/s/ Uday Badota
Name:	Uday Baldota
Title:	CEO

Intellipharmaceutics Corp.

By:	/s/ Dr. Amina Odidi
Name:	Dr. Amina Odidi
Title:	President, COO, & CSO

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SCHEDULE “A”

Product

Desvenlafaxine Extended-Release Tablets, 50 MG and 100 MG

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SCHEDULE “B”

Taro Trade Marks

Country	Trade Mark	Application No.	Filing Date	Registration No.	Registration Date
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

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SCHEDULE “C”

Product Supply Price & Minimum Order Quantities

(Desvenlafaxine Extended–Release Tablets)

	UNIT PRICE	PACK SIZE		MINIMUM ORDER
STRENGTH	PER TABLET	30s	100s	[*****] tablets of Each strength (which represents a batch size)
50 MG	[*****]	[*****]	[*****]
100 MG	[*****]	[*****]	[*****]

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 SCHEDULE “D”

Product Appearance Details

(Trade Dress)

TRADE DRESS

Date:	August 11, 2021

Generic Product	IPC-Desvenlafaxine ER
Active Ingredient	Desvenlafaxine Succinate
Reference Product	Pristiq®
Innovator	T.M. Wyeth LLC
Primary Indication	Symptomatic relief of major depressive disorder
Market	Canada

Strengths		Strength 1	50 mg	Strength 2	100 mg
Source		Innovator	Generic	Innovator	Generic
Picture
Color (No. by. Colorcon guide)		Light Pink	Light Pink	Reddish-orange	Maroon
Dosage Form		Tablets (Extended- release)	Tablets (Extended- release)	Tablets (Extended- release)	Tablets (Extended- release)
Shape		[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
	[*****]	[*****]	[*****]	[*****]	[*****]
	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	-	-	-	-
	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]	[*****]
[*****]			[*****]		[*****]
[*****]			[*****]		[*****]

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APPENDIXI

Quality Agreement

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Appendix II Phannacovigilance

(PV) Agreement

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